Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Pingtan Marine Enterprise Ltd. (formerly known as China Growth Equity Investment Ltd.) of our report dated February 5, 2013 relating to the financial statements appearing in the Annual Report on Form 10-K of China Growth Equity Investment Ltd. for the year ended December 31, 2012, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe Horwath LLP

New York, New York

April 18, 2013